Exhibit 99.1

Broad Street Realty, Inc.

Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

On June 30, 2023, a subsidiary of Broad Street Realty, Inc. (the “Company”) completed the sale of Spotswood Valley Square Shopping Center, a retail shopping center located in Harrisonburg, Virginia with approximately 190,646 square feet of gross leasable area, for a purchase price of $23.0 million in cash (the “Spotswood Disposition”).

The accompanying unaudited pro forma condensed consolidated balance sheet as of March 31, 2023, reflects the financial position of the Company as if the Spotswood Disposition had been completed on March 31, 2023.

The accompanying unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2023 and the year ended December 31, 2022 present the results of operations of the Company as if the Spotswood Disposition had been completed on January 1, 2023 and January 1, 2022, respectively.

The unaudited pro forma condensed consolidated financial statements (including the notes thereto) are qualified in their entirety by reference to and should be read in conjunction with (i) the unaudited condensed consolidated financial statements of the Company as of and for the three months ended March 31, 2023, included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2023 and (ii) the audited consolidated financial statements of the Company as of and for the year ended December 31, 2022, included in its Annual Report on Form 10-K for the year ended December 31, 2022.

The pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements are based upon currently available information and certain assumptions and estimates; therefore, the actual effects of the Spotswood Disposition will differ from the pro forma adjustments. However, the Company's management considers the applied estimates and assumptions to provide a reasonable basis for the presentation of the expected accounting impact for the Spotswood Disposition.

The accompanying unaudited pro forma condensed consolidated financial statements are subject to a number of estimates, assumptions, and other uncertainties, and do not purport to be indicative of the actual results of operations that would have occurred had the Spotswood Disposition occurred on the dates specified, nor do such condensed consolidated financial statements purport to be indicative of the results of operations that may be achieved in the future.

These unaudited pro forma condensed consolidated financial statements have been prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the Spotswood Disposition been consummated as of the dates indicated.

Broad Street Realty, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

March 31, 2023

(dollars in thousands)

	Broad Street Realty, Inc. Historical	Disposition of Spotswood		Company Pro Forma
	A	B
Assets
Real estate properties
Land	$67,225	$(4,716)		$62,509
Buildings and improvements	302,471	(6,482)		295,989
Intangible lease assets	41,228	(3,473)		37,755
Construction in progress	4,073	(10)		4,063
Furniture and equipment	1,711	—		1,711
Less accumulated depreciation and amortization	(47,811)	3,645		(44,166)
Total real estate properties, net	368,897	(11,036)		357,861

Cash and cash equivalents	8,496	8,259	C	16,755
Restricted cash	5,350	—		5,350
Straight-line rent receivable	2,790	(132)		2,658
Tenant and accounts receivable, net of allowance	1,926	(22)		1,904
Derivative assets	2,830	—		2,830
Other assets, net	3,857	(33)		3,824
Total Assets	$394,146	$(2,964)		$391,182

Liabilities and Equity
Liabilities
Mortgage and other indebtedness, net	$262,658	(14,120)	D	$248,538
Accounts payable and accrued liabilities	14,599	(333)		14,266
Unamortized intangible lease liabilities, net	1,360	(52)		1,308
Deferred tax liabilities	2,285	—		2,285
Payables due to related parties	54	—		54
Deferred revenue	1,528	(122)		1,406
Total liabilities	282,484	(14,627)		267,857

Commitments and Contingencies

Temporary Equity
Redeemable noncontrolling Fortress preferred interest	76,525	—		76,525

Permanent Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized: Series A preferred stock, 20,000 shares authorized, 500 shares issued and outstanding at March 31, 2023	—	—		—
Common stock, $0.01 par value, 50,000,000 shares authorized, 32,412,278 shares issued and outstanding at March 31, 2023	324	—		324
Additional paid in capital	68,350	—		68,350
Accumulated deficit	(33,940)	11,663	C	(22,277)
Accumulated other comprehensive income	1,788	—		1,788
Total Broad Street Realty, Inc. stockholders' equity	36,522	11,663		48,185
Noncontrolling interest	(1,385)	—		(1,385)
Total permanent equity	35,137	11,663		46,800
Total Liabilities, Temporary Equity and Permanent Equity	$394,146	$(2,964)		$391,182

Broad Street Realty, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the three months ended March 31, 2023

(dollars in thousands, except per share amounts)

	Broad Street Realty, Inc. Historical	Disposition of Spotswood	Company Pro Forma
Revenues	AA	BB
Rental income	$10,208	$(558)	$9,650
Commissions	856	—	856
Management fees and other income	68	—	68
Total revenues	11,132	(558)	10,574

Operating expenses
Cost of services	415	—	415
Depreciation and amortization	5,568	(264)	5,304
Property operating	3,061	(75)	2,986
Bad debt expense	42	—	42
General and administrative	3,671	(7)	3,664
Total operating expenses	12,757	(346)	12,411
Operating loss	(1,625)	(212)	(1,837)

Other income (expense)
Interest and other income	13	—	13
Derivative fair value adjustment	(179)	—	(179)
Net gain on fair value change of debt held under the fair value option	3,235	—	3,235
Interest expense	(4,781)	188	(4,593)
Other expense	(6)	—	(6)
Total other expense	(1,718)	188	(1,530)

Income tax benefit	1,683	—	1,683
Net loss	(1,660)	(24)	(1,684)
Less: Preferred equity return on Fortress preferred equity	(3,427)	—	(3,427)
Less: Preferred equity accretion to redemption value	(415)	—	(415)
Less: Preferred OP units return	(112)	—	(112)
Plus: Net loss attributable to noncontrolling interests	1,014	—	1,014
Net loss attributable to common stockholders	$(4,600)	$(24)	$(4,624)

Weighted average shares outstanding- basic and diluted	35,374,216		35,374,216

Net loss attributable to common stockholders per share	$(0.13)		$(0.13)	CC

Broad Street Realty, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2022

(dollars in thousands, except per share amounts)

	Broad Street Realty, Inc. Historical	Disposition of Spotswood	Company Pro Forma
	AA	BB
Revenues
Rental income	$29,871	$(2,392)	$27,479
Commissions	2,523	—	2,523
Management and other fees	557	—	557
Total revenues	32,951	(2,392)	30,559

Operating expenses
Cost of services	1,917	—	1,917
Depreciation and amortization	17,436	(1,872)	15,564
Property operating	8,672	(467)	8,205
Bad debt expense	235	—	235
General and administrative	13,513	(86)	13,427
Total operating expenses	41,773	(2,425)	39,348
Operating (loss) income	(8,822)	33	(8,789)

Other income (expense)
Net interest and other income (expense)	26	—	26
Derivative fair value adjustment	2,638	—	2,638
Net loss on fair value change on debt held under the fair value option	(3,151)	—	(3,151)
Interest expense	(12,710)	823	(11,887)
Loss on extinguishment of debt	(59)	—	(59)
Other expense	(52)	—	(52)
Total other expense	(13,308)	823	(12,485)

Income tax benefit	5,857	—	5,857
Net (loss) income	(16,273)	856	(15,417)
Less: Preferred equity return on Fortress preferred equity	(1,492)	—	(1,492)
Less: Preferred OP units return	(48)	—	(48)
Plus: Net loss attributable to noncontrolling interests	2,522	—	2,522
Net (loss) income attributable to common stockholders	$(15,291)	$856	$(14,435)

Weighted average shares outstanding- basic and diluted	32,378,526	32,378,526	32,378,526

Net loss attributable to common stockholders per share	$(0.47)	$0.03	$(0.45)	CC

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1 — Basis of Presentation

The unaudited pro forma condensed consolidated financial statements are derived from the historical condensed consolidated financial statements of the Company.

The unaudited pro forma condensed consolidated financial statements present the impact of the Spotswood Disposition, as described in the introduction to the pro forma condensed financial statements, on the Company’s financial position as of March 31, 2023 and results of operations for the three months ended March 31, 2023 and year ended December 31, 2022.

Note 2 – Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

A. – Derived from the Company’s unaudited condensed consolidated balance sheet as of March 31, 2023.

B. – Reflects the removal of the assets and liabilities disposed in connection with the Spotswood Disposition.

C. – The Spotswood Disposition had a gross sales price of $23.0 million. The pro forma net gain on disposition of the real estate is based on the Company's historical balance sheet information as of March 31, 2023 and is subject to change based upon, among other things, the actual balance sheet on the closing date of the Spotswood Disposition and finalization of the Company’s financial closing procedures and may differ significantly from the actual net gain on disposition of real estate that the Company recognizes.

The following table reflects the sales proceeds and removal of the carrying value of the disposed Spotswood property:

(in thousands)
Gross sales price	$23,000
Closing and transaction costs	(621)
Net sales proceeds	22,379
Less: Carrying value of real estate assets	(11,036)
Less: Carrying value of unamortized deferred leasing costs	(132)
Less: Carrying value of other assets	(55)
Plus: Carrying value of unamortized lease intangibles liabilities	52
Plus: Carrying value of other liabilities	455
Pro forma gain on disposition of real estate, net	$11,663

The pro forma gain is not reflected in the unaudited Pro Forma Condensed Consolidated Statements of Operations as the effect of the gain is nonrecurring.

D. – In connection with the sale of the Spotswood property, debt of $14.1 million was repaid. The remaining net sales proceeds of $8.3 million are reflected as an increase to cash on the unaudited Pro Forma Condensed Consolidated Balance Sheet.

Note 3 – Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

AA. – Derived from the Company’s condensed consolidated statements of operations for the year ended December 31, 2022, and the three months ended March 31, 2023 (unaudited).

BB. – These pro forma adjustments remove the actual historical revenue and expenses from the operations of the Spotswood property for the three months ended March 31, 2023 and the year ended December 31, 2022.

CC. – Pro forma net loss attributable to common stockholders per share-basic is calculated based on the pro forma weighted average common shares outstanding for the three months ended March 31, 2023 and for the year ended December 31, 2022. Net loss attributable to common stockholders per share-diluted is calculated by including the effect of dilutive securities. Potential dilution from (i) 500 common shares issuable upon conversion of shares of convertible preferred stock that were outstanding as of March 31, 2023 and December 31, 2022; (ii) 10,000 and 70,000 stock options that were outstanding as of March 31, 2023 and December 31, 2022, respectively; (iii) 93,137 and 159,439 restricted shares of common stock that were outstanding as of March 31, 2023 and December 31, 2022, respectively; and (iv) 3,260,000 warrants that were outstanding as of March 31, 2023 and December 31, 2022 are excluded from the diluted shares calculation because the effect is antidilutive. Units of limited partnership interest in Broad Street Operating Partnership, LP, the Company’s operating partnership, were excluded from the denominator because earnings were allocated to the noncontrolling interests in the calculation of the numerator.